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                                                                    Exhibit 23.4
                                                                    ------------

July 19, 2000

Mr. Tomo Razmilovic
President & CEO
Symbol Technologies Inc.
One Symbol Plaza
Holtsville, NY 11742

Dear Tomo:

As we discussed in our telephone conversation, ViryaNet (the "Company") is in the process of preparing a Registration Statement on Form F-1 (the "Registration Statement") which will be filed with the U.S. Securities and Exchange Commission (the "SEC") and which relates to the initial public offering of shares of the Company's common stock. This letter is to notify you that as part of the disclosure in the Registration Statement, we have identified Symbol Technologies, Inc. as a client of the Company.

This potential public offering of our shares is not yet public information. THEREFORE, WE REQUEST THAT THIS MATTER BE KEPT IN THE STRICTEST CONFIDENCE.

We hereby request your permission to (i) disclose the relationship between the Company and Symbol Technologies Inc, (ii) use the Symbol Technologies, Inc. name and logo, and include the project description and the use of the Symbol Technology, Inc.'s name the form set forth on Exhibit A hereto, in any preliminary or final Registration Statement or prospectus relating to the
initial public offering of the Company's common stock.   Please acknowledge your
consent by countersigning below. By countersigning below, you also consent to the filing of this letter with, or other provision of this letter to, the SEC, as may be required by the rules promulgated by the SEC.
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July 15, 2000
Page Two


Thank you for your attention to this matter. If you have any questions, please feel free to call me at (508) 490-8600

Sincerely,


/s/ Samuel HaCohen
Samuel HaCohen
Chairman and Chief Executive Officer

Acknowledged:

Symbol Technologies, Inc..



/s/ Tomo Razmilovic
-------------------
By:


Title:
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                                   EXHIBIT A

PROSPECTUS SUMMARY

Symbol Technologies

          Symbol Technologies is a provider of wireless and internet-based mobile data management systems and services installed at more than 45,000 customer locations worldwide. Symbol provides its customer base with broad-based package for support called SymbolCare. Symbol chose Service Hub to upgrade its existing systems, particularly in the areas of parts logistics and repair, and serve as the technology platform for delivering this service over the internet. Symbol's application will use mService Gateway to enable its approximately 75 field representatives to log information about parts, expenses and calls made on customers. SymbolCare over the internet, called MySymbolCare, is in the process of being tested at six customer and partner locations. Symbol plans to implement this application for its base of 5,500 customers and partners. Using Service Hub, Symbol will be able to integrate information from third-party call centers and financial applications, as well as from the supply chain and repair center modules of our Service Suite that Symbol previously purchased from us. Service Hub interfaces to Symbol's existing application, will allow these applications to be phased out in a gradual fashion, rather than forcing an abrupt and costly conversion. Using Service Hub, Symbol expects to reduce the number of call center requests, improve management of spare parts and increased field workforce efficiency.